PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507 Dated January 27, 2017
Royal Bank of Canada Airbag Autocallable Yield Notes
$10,000,000 Notes Linked to the American Depositary Shares of Credit Suisse Group AG due on February 2, 2018
Investment Description
Airbag Autocallable Yield Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the American Depository Shares (“ADSs”) of Credit Suisse Group AG (the “Reference Stock”). The issue price of each Note is $1,000. Royal Bank of Canada will pay you a monthly coupon regardless of the performance of the Reference Stock. If the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial underlying price, Royal Bank of Canada will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, Royal Bank of Canada will pay you on the maturity date either the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the Reference Stock equal to the principal amount per Note divided by the conversion price (the “share delivery amount”) for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYON-2 under “General Terms of the Notes — Anti-dilution Adjustments”).
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange. Non-U.S. holders will not be subject to withholding on dividend equivalent payments under Section 871(m) of the U.S. Internal Revenue Code. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.
Features	Key Dates
☐
Income — Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon payment on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

☐
Automatically Callable — If the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial underlying price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Reference Stock at maturity.

☐
Contingent Repayment of Principal at Maturity — If the Notes are not previously called and the price of the Reference Stock does not close below the conversion price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the conversion price on the final valuation date, Royal Bank of Canada will deliver to you at maturity the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date	January 27, 2017
Settlement Date	January 31, 2017
Observation Dates	Quarterly
Final Valuation Date[1]	January 29, 2018
Maturity Date[1]	February 2, 2018
1 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYON-2.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYON-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Notes Offering
This pricing supplement relates to Airbag Autocallable Yield Notes we are offering The Notes will be issued in minimum denominations of $1,000.00, and integral multiples of $1,000.00 in excess thereof. Coupons will be paid monthly in arrears in 12 equal installments, subject to an earlier automatic call.
Reference Stock	Coupon Rate	Initial Underlying Price	Conversion Price	CUSIP	ISIN
ADSs of Credit Suisse Group AG (CS)	10.00% per annum	$15.34	$12.43, which is 81.00% of the initial underlying price (rounded to two decimal places)	78014E307	US78014E3071
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016, product prospectus supplement no.ABYON-2 dated April 20, 2016 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYON-2.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us

Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
ADSs of Credit Suisse Group AG (CS)	$10,000,000.00	$1,000.00	$150,000.00	$15.00	$9,850,000.00	$985.00

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $15.00 per $1,000 principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 6 below.
The initial estimated value of the Notes as of the date of this document is $978.67 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 and “Structuring the Notes” on page 14 of this pricing supplement.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our Series G medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. ABYON-2 dated April 20, 2016. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. ABYON-2, the prospectus supplement, or the prospectus, the terms discussed herein will control. Please note in particular that, several defined terms in the product prospectus supplement are replaced in this document with different terms:
•	instead of “Initial Price” in the product prospectus supplement, the term “Initial Underlying Price” is used in this document, and
•	instead of “Final Price” in the product prospectus supplement, the term “Final Underlying Price” is used in this document;
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. ABYON-2 dated April 20, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116061637/form424b5.htm
♦	Prospectus supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.
♦	You are willing to accept the risks of investing in equities in general and in the Reference Stock in particular.
♦
You believe the final underlying price of the Reference Stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.
♦	You are willing to forgo dividends or other benefits of owning shares of the Reference Stock.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.
♦
You are willing and able to invest in a security that will be called on any Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial underlying price, and you are otherwise able to hold the Notes to maturity.

♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You are willing to invest in the Notes based on the coupon rate indicated on the cover of this pricing supplement.
♦
You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are unwilling to accept the risks of investing in equities in general or in the Reference Stock in particular.
♦	You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.
♦	You believe that the final underlying price of the Reference Stock is likely to be below the conversion price, which could result in a total loss of your initial investment.
♦	You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.
♦	You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.
♦	You want to receive dividends or other distributions paid on the Reference Stock.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.
♦	You are unwilling to invest in the Notes based on the coupon rate indicated on the cover of this pricing supplement.
♦	You seek an investment for which there will be an active secondary market.
♦
You are unable or unwilling to invest in a security that will be called on any Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold the Notes to maturity.

♦	You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2 for risks related to an investment in the Notes. For more information on the Reference Stock, see “Information About the Reference Stock” in this pricing supplement.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Issue Price per Note:	$1,000 per Note
Principal Amount per Note:	$1,000 per Note
Term:	Approximately 12 months, if not previously called
Reference Stock:	The ADSs of Credit Suisse Group AG
Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Underlying Price:	The closing price of the Reference Stock on the trade date, as set forth on the cover page of this pricing supplement.
Final Underlying Price:	The closing price of the Reference Stock on the final valuation date.
Coupon Payment:	The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock, unless the Notes were earlier called. The coupon rate per annum is 10.00%.
1st through 12th Installment (if not earlier called)	0.8333% The actual installment amount for the Notes is based on the coupon rate per annum.
Coupon Payment Dates:
Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below, unless previously called.
February 28, 2017, March 31, 2017, April 28, 2017, May 31, 2017, June 30, 2017, July 31, 2017, August 31, 2017, September 29, 2017, October 31, 2017, November 30, 2017, December 29, 2017 and February 2, 2018.

Automatic Call Provision:
The Notes will be automatically called if the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial underlying price.
If the Notes are called, Royal Bank of Canada will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount per Note plus the applicable coupon payment otherwise due on that day. No further amounts will be owed to you under the Notes.

Observation Dates:	April 26, 2017, July 27, 2017, October 27, 2017 and January 29, 2018 (the final valuation date).
Call Settlement Dates:	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final valuation date will be the Maturity Date. Each Call
Settlement Date will occur on a Coupon Payment Date for the Notes.
Payment at Maturity:
➢       If the Notes are not automatically called prior to maturity, and the final underlying price of the Reference Stock is not below the conversion price on the final valuation date, we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest.
➢       If the Notes are not automatically called prior to maturity, and the final underlying price of the Reference Stock is below the conversion price on the final valuation date, we will deliver to you at maturity a number of shares of the Reference Stock equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest. The share delivery amount is expected to be worth less than the principal amount and may have a value equal to $0.

Share Delivery Amount: [2]
80.4505 shares per Note, which is the number of shares of the Reference Stock per $1,000 principal amount Note equal to $1,000 divided by the conversion price.  The share delivery amount is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYON-2.

Conversion Price:
$12.43, which is 81.00% of the initial underlying price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement) (rounded to two decimal places).

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

[2]
If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

Investment Timeline

Trade Date:	The closing price of the Reference Stock (initial underlying price) was observed, the conversion price and share delivery amount were determined.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Quarterly:
The Notes will be automatically called if the closing price of the Reference Stock on any Observation Date is greater than or equal to the initial underlying price. If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount of the Notes plus the applicable coupon payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:
If the Notes have not been previously called, the final underlying price is determined as of the final valuation date.
If the final underlying price is not below the conversion price on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount of the Notes plus the final coupon.
If the final underlying price is below the conversion price on the final valuation date, we will deliver to you a number of shares of the Reference Stock equal to the share delivery amount for each Note you own, plus the final coupon.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYON-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Notes Generally
♦
Your Investment in the Notes May Result in a Loss – The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. At maturity, if the Notes have not been previously called, Royal Bank of Canada will only pay you the principal amount of your Notes if the final underlying price of the Reference Stock is greater than or equal to the conversion price. If the final underlying price of the Reference Stock is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the Reference Stock equal to the share delivery amount for each Note you then own. Therefore, if the Notes are not automatically called and the final underlying price of the Reference Stock is below the conversion price, the value of the share delivery amount will decline by a proportionately higher percentage for each additional percentage the Reference Stock declines below the conversion price. Because the conversion price is 81% of the initial underlying price and the final underlying price is less than the conversion price, you will lose 1.23% of your $1,000 principal amount Note at maturity for each additional 1% that the final underlying price is less than the conversion price. If you receive shares of the Reference Stock at maturity, you will be exposed to any further decrease in the price of the Reference Stock from the final valuation date to the maturity date, and the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity – “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term and/or a lower conversion price than on otherwise comparable securities. Therefore a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower conversion price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. However, while the conversion price was set on the trade date, the Reference Stock's volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
The Contingent Repayment of Principal Applies Only at Maturity – If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Reference Stock is above the conversion price.

♦
Reinvestment Risk – If your Notes are automatically called prior to the Maturity Date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive the coupon rate as specified on the cover page could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
An Investment in the Notes Is Subject to the Credit Risk of Royal Bank of Canada – The Notes are unsubordinated, unsecured debt obligations of Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including payments in respect of an automatic call, coupon payments and any repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to Be Limited to the Coupon Payments Paid on the Notes – Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the Reference Stock. Any positive return on the Notes is expected to be limited to the coupon rate per annum. Accordingly, if the Notes are called prior to maturity, you will not participate in any of the Reference Stock’s appreciation and your return will be limited to the principal amount plus the Coupons paid up to and including the Call Settlement Date.  Similarly, if the Notes are not called prior to the final valuation date and the final underlying price is greater than the initial underlying price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock. In contrast, if the final underlying price is less than the conversion price, you will be exposed to the decline of the Reference Stock and we will deliver to you at maturity for each Note you own shares of the Reference Stock which are expected to be worth less than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any positive return on the Notes is expected to be limited to the coupon rate per annum. In addition, if the Notes have not been previously called and if the price of the Reference Stock is less than its initial underlying price, as the maturity date approaches and the remaining number of Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of that Reference Stock to increase to its initial underlying price.

♦
An Investment in the Notes Is Subject to Single Stock Risk – The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the Reference Stock issuer and the Reference Stock for your Notes.  For additional information about the Reference Stock and its issuer, please see "Information about the Reference Stock" in this pricing supplement and the Reference Stock issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the Reference Stock issuer with the SEC.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock – The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
There Is No Affiliation Between the Reference Stock Issuer and Us, UBS and Our Respective Affiliates, and We Are Not Responsible for Any Disclosure by that Issuer - We, UBS and our respective affiliates are not affiliated with the Reference Stock issuer.  However, we, UBS and our respective affiliates may currently, or from time to time in the future engage in business with the Reference Stock issuer.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the Reference Stock and the Reference Stock issuer.  You, as an investor in the Notes, should make your own investigation into the Reference Stock and the Reference Stock issuer for your Notes.  The Reference Stock issuer is not involved in this offering and has no obligation of any sort with respect to your Notes.  The Reference Stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful – It is impossible to predict whether and the extent to which the price of the Reference Stock will rise or fall. The closing price of the Reference Stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Stock. You should be willing to accept the downside risks of owning equities in general and the Reference Stock in particular, and the risk of losing some or all of your initial investment.

♦
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value for the Notes that is set forth on the cover page of this document, which is less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
♦
Lack of Liquidity – The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Respective Affiliates – RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price – Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
The Terms of the Notes at Issuance Were Influenced and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors – Many economic and market factors influenced the terms of the Notes at issuance and will affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Reference Stock on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Reference Stock. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;
♦	the time remaining to maturity of the Notes;
♦	the dividend rate on the Reference Stock;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events relating to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Notes at issuance, and will influence the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if the price of the Reference Stock is at, below or not sufficiently above, the conversion price.
♦
The Anti-Dilution Protection for the Reference Stock Is Limited – The calculation agent will make adjustments to the initial underlying price and the conversion price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

♦
Risks Associated with Foreign Securities Markets — Because foreign equity securities underlying ADSs may be publicly traded in the applicable foreign country and are denominated in currencies other than U.S. dollars, investments in Notes linked to ADSs, involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Exchange Rate Risk — Because ADSs are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the ADSs. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for the Notes.

♦
There Are Important Differences Between the ADSs and the Ordinary Shares of Credit Suisse Group AG – There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares of Credit Suisse Group AG. The ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the ADSs and, as a result, the value of the Notes.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to its initial underlying price. Royal Bank of Canada cannot predict the final underlying price of the Reference Stock. You should not take these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions (actual terms for the Notes are specified on the cover page of this pricing supplement):
Principal Amount:	$1,000
Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial underlying price of the Reference Stock*:	$10.00 per share
Hypothetical conversion price*:	$8.10 (which is 81.00% of the hypothetical initial underlying price)
Hypothetical share delivery amount*:	123 shares per Note ($1,000 / conversion price of $8.10)
Coupon rate per annum**:	10.00% ($8.33 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum)
* Not the actual initial underlying price, conversion price or share delivery amount applicable to the Notes.  The actual initial underlying price, conversion price and share delivery amount is set forth in “Final Terms of the Notes” and on the cover hereof.
** Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.
*** Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.
Scenario #1: The Notes are called on the first Observation Date.
Since the Notes are called on the first Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,008.33 per Note, reflecting the principal amount per Note plus the applicable coupon payment. Taking into account the coupon payments of $16.67 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,025.00 per Note, representing a 2.50% return on the Notes.  No further amounts will be owed to you under the Notes.
Payment upon automatic call:	$1,000.00
Coupons:	$25.00 ($8.33 x 3 = $25.00)
Total:	$1,025.00
Total Return on the Notes:	2.50%
Scenario #2: The Notes are called on the third Observation Date.
Since the Notes are called on the third Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,008.33 per Note, reflecting the principal amount per Note plus the applicable coupon payment. Taking into account the coupon payments of $66.67 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,075.00 per Note, representing a 7.50% return on the Notes.  No further amounts will be owed to you under the Notes.
Payment upon automatic call:	$1,000.00
Coupons:	$75.00 ($8.33 x 9 = $75.00)
Total:	$1,075.00
Total Return on the Notes:	7.50%
Scenario #3: The Notes are not previously automatically called and the final underlying price of the Reference Stock is not below the hypothetical conversion price of $8.10.
Since the final underlying price of the Reference Stock is not below the hypothetical conversion price of $8.10, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 8.50% per annum.
If the closing price of the Reference Stock on the final valuation date is $13.00 (an increase of 30%)
Payment at Maturity:	$1,000.00
Coupons:	$100.00 ($8.33 x 12 = $100.00)
Total:	$1,100.00
Total Return on the Notes:	10.00%
In this example, the total return on the Notes is 10.00%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $9.50 (a decline of 5%)
Payment at Maturity:	$1,000.00
Coupons:	$100.00 ($8.33 x 12 = $100.00)
Total:	$1,100.00
Total Return on the Notes:	10.00%
In this example, the total return on the Notes is 10.00%, while the total return on the Reference Stock is a loss of 3.50% (including dividends).
Scenario #4: The Notes are not automatically called and the final underlying price of the Reference Stock is below the hypothetical conversion price of $8.10.
Since the Notes have not been called and the final underlying price of the Reference Stock is below the hypothetical conversion price of $8.10, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount of the Notes you hold and will pay cash at the final underlying price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.
If the closing price of the Reference Stock on the maturity date is $4.00 (a decline of 60%)
Value of shares received:	$492.00 (123 shares x $4.00)
Coupons:	$100.00 ($8.33 x 12 = $100.00)
Total:	$592.00
Total Return on the Notes:	-40.80%
In this example, the total return on the Notes is a loss of 40.80%, while the total return on the Reference Stock is a loss of 58.50% (including dividends).
Hypothetical Return Table at Maturity
The table below is based on the following assumptions*
Principal Amount:	$1,000
Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial underlying price of the Reference Stock*:	$10.00 per share
Hypothetical conversion price*:	$8.10 (which is 81.00% of the hypothetical initial underlying price)
Hypothetical share delivery amount*:	123 shares per Note ($1,000 / conversion price of $8.10)
Coupon rate per annum**:	10.00% ($8.33 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum)
* Not the actual initial underlying price, conversion price or share delivery amount applicable to the Notes.  The actual initial underlying price, conversion price and share delivery amount is set forth in “Final Terms of the Notes” and on the cover hereof.
** Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.
*** Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.
Reference Stock		Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call			Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Underlying Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$15.00	50.00%	51.50%	$1,100.00	10.00%	n/a	n/a	n/a
$14.50	45.00%	46.50%	$1,100.00	10.00%	n/a	n/a	n/a
$14.00	40.00%	41.50%	$1,100.00	10.00%	n/a	n/a	n/a
$13.50	35.00%	36.50%	$1,100.00	10.00%	n/a	n/a	n/a
$12.50	25.00%	26.50%	$1,100.00	10.00%	n/a	n/a	n/a
$12.00	20.00%	21.50%	$1,100.00	10.00%	n/a	n/a	n/a
$11.50	15.00%	16.50%	$1,100.00	10.00%	n/a	n/a	n/a
$11.00	10.00%	11.50%	$1,100.00	10.00%	n/a	n/a	n/a
$10.50	5.00%	6.50%	$1,100.00	10.00%	n/a	n/a	n/a
$10.00	0.00%	1.50%	$1,100.00	10.00%	n/a	n/a	n/a
$9.80	-2.00%	-0.50%	$1,100.00	10.00%	n/a	n/a	n/a
$9.50	-5.00%	-3.50%	$1,100.00	10.00%	n/a	n/a	n/a
$9.00	-10.00%	-8.50%	$1,100.00	10.00%	n/a	n/a	n/a
$8.50	-15.00%	-13.50%	$1,100.00	10.00%	n/a	n/a	n/a
$8.10	-19.00%	-17.50%	$1,100.00	10.00%	n/a	n/a	n/a
$8.00	-20.00%	-18.50%	n/a	n/a	$984.00	$1,084.00	8.40%
$7.50	-25.00%	-23.50%	n/a	n/a	$922.50	$1,022.50	2.25%
$7.00	-30.00%	-28.50%	n/a	n/a	$861.00	$961.00	-3.90%
$6.50	-35.00%	-33.50%	n/a	n/a	$799.50	$899.50	-10.05%
$6.00	-40.00%	-38.50%	n/a	n/a	$738.00	$838.00	-16.20%
$5.50	-45.00%	-43.50%	n/a	n/a	$676.50	$776.50	-22.35%
$5.00	-50.00%	-48.50%	n/a	n/a	$615.00	$715.00	-28.50%
$4.50	-55.00%	-53.50%	n/a	n/a	$553.50	$653.50	-34.65%
$4.00	-60.00%	-58.50%	n/a	n/a	$492.00	$592.00	-40.80%
$3.50	-65.00%	-63.50%	n/a	n/a	$430.50	$530.50	-47.00%
$3.00	-70.00%	-68.50%	n/a	n/a	$369.00	$469.00	-53.10%
(1)	A conversion event does not occur if the final underlying price of the Reference Stock is not below the conversion price.
(2)	A conversion event occurs if the final underlying price of the Reference Stock is below the conversion price.
(3)
The final underlying price is shown as of the final valuation date, if the final underlying price of the Reference Stock is not below the conversion price. However, if the final underlying price of the Reference Stock is below the conversion price, the final underlying price is shown as of the final valuation date and the maturity date. The final underlying price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 1.50% over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(7)
The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the Reference Stock on the maturity date. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

(8)
The actual value of the payment consists of the market value of a number of shares of the Reference Stock equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the final underlying price, plus the coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).
Debt Portion — Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.
Put Option — Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.
With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:
Reference Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
Credit Suisse Group AG (CS)	10.00%	1.72%	8.28%
There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Accordingly, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Reference Stock
Included on the following pages is a brief description of the issuer of the Reference Stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low and period-end closing prices for the Reference Stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stock as an indication of future performance.
The Reference Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Reference Stock issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is www.sec.gov. Information filed with the SEC by the Reference Stock issuer under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.
Credit Suisse Group AG
According to publicly available information, Credit Suisse Group AG is an international financial services group. The Group provides investment banking, private banking, and asset management services to customers located around the world.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1159510. The company’s ADSs are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “CS.”
Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for the Reference Stock, based on daily closing prices, as reported by Bloomberg Financial Markets. The historical performance of the Reference Stock should not be taken as an indication of its future performance during the term of the Notes. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2008	3/31/2008	$58.34	$45.12	$49.67
4/1/2008	6/30/2008	$55.67	$43.75	$44.23
7/1/2008	9/30/2008	$51.73	$38.19	$47.13
10/1/2008	12/30/2008	$48.81	$18.56	$26.86
1/1/2009	3/31/2009	$33.20	$18.59	$29.76
4/1/2009	6/30/2009	$45.87	$29.47	$44.64
7/1/2009	9/30/2009	$55.51	$41.96	$54.33
10/1/2009	12/30/2009	$58.42	$47.08	$48.25
1/1/2010	3/31/2010	$53.27	$39.33	$50.16
4/1/2010	6/30/2010	$51.80	$35.67	$36.54
7/1/2010	9/30/2010	$47.05	$37.19	$41.55
10/1/2010	12/30/2010	$44.01	$36.15	$39.38
1/1/2011	3/31/2011	$46.50	$39.93	$41.57
4/1/2011	6/30/2011	$44.41	$37.08	$38.09
7/1/2011	9/30/2011	$38.89	$22.32	$25.62
10/1/2011	12/30/2011	$31.22	$20.70	$22.92
1/03/2012	3/30/2012	$28.98	$21.65	$27.83
4/02/2012	6/29/2012	$28.02	$17.02	$17.89
7/02/2012	9/28/2012	$22.83	$15.81	$20.65
10/01/2012	12/31/2012	$24.73	$21.15	$23.98
1/02/2013	3/28/2013	$29.54	$24.56	$25.58
4/01/2013	6/28/2013	$30.26	$25.29	$26.46
7/01/2013	9/30/2013	$31.69	$26.57	$30.55
10/01/2013	12/31/2013	$33.84	$28.39	$31.04
1/02/2014	3/31/2014	$33.19	$29.34	$32.38
4/01/2014	6/30/2014	$32.84	$28.29	$28.37
7/01/2014	9/30/2014	$29.33	$26.44	$27.64
10/01/2014	12/31/2014	$28.08	$24.84	$25.08
1/02/2015	3/31/2015	$27.03	$21.03	$26.93
4/01/2015	6/30/2015	$28.22	$25.69	$27.60
7/01/2015	9/30/2015	$29.69	$23.61	$24.03
10/01/2015	12/31/2015	$25.96	$20.48	$21.69
1/04/2016	3/31/2016	$21.36	$12.68	$14.13
4/01/2016	6/30/2016	$15.82	$10.50	$10.70
7/01/2016	9/30/2016	$13.85	$10.21	$13.14
10/03/2016	12/30/2016	$15.83	$12.48	$14.31
1/03/2017	1/27/2017*	$15.99	$15.16	$15.34
* This pricing supplement includes information for the first calendar quarter of 2017 for the period from January 3, 2017 through January 27, 2017.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the performance of the Reference Stock from January 1, 2008 to January 27, 2017, based on the initial underlying price of $15.34, which was its closing price on January 27, 2017. The red line represents the conversion price of $12.43, which is equal to 81.00% of the initial underlying price (rounded to two decimal places).
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” on page PS-15 of the accompanying product prospectus supplement no. ABYON-2.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. ABYON-2 dated April 20, 2016 under the caption “General Terms of the Notes,” are incorporated into the master note issued to DTC, the registered holder of the Notes.

Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.